Exhibit 10.4

February 14, 2018

BY EMAIL

Medinet Co., Ltd.

Shin-Yokohama Square Bldg.

14F, 2-3-12 Shin-Yokohama,

Kohoku-ku, Yokohama, Kanagawa, 222-0033 JAPAN

MEDcell Co., Ltd.

2-8 Tamagawa-dai Setagaya-ku
Tokyo, 158-0096 JAPAN

Re:     Novated, Amended and Restated License Agreement

Gentlemen:

I am writing on behalf of Argos Therapeutics, Inc. (“Argos”) with respect to the Novated, Amended and Restated License Agreement dated as of October 1, 2014, as amended (the “License Agreement”), by and among Argos, Medinet Co., Ltd. (“Medinet”), and MEDcell Co., Ltd. (“MEDcell” and together with Medinet, the “Medinet Parties”).

As you know, Argos has the right under Section 5.1 of the License Agreement to terminate the CMO License (as defined in the License Agreement) granted to the Medinet Parties. However, the parties are currently in discussions regarding potential amendments to the License Agreement., including with respect to the licenses granted and potential licenses to be granted to the Medinet Parties under the License Agreement. It is in consideration of these discussions, and for other good and valuable consideration, that Argos, intending to be legally bound, hereby irrevocably agrees that from and after the date of this letter, Argos shall have no further right to exercise its Revocation Right under Section 5.1 of the License Agreement, and the Revocation Right shall be of no further force and effect. In all other respects, the License Agreement shall remain in full force and effect.

We look forward to our continued discussions.

Very truly yours,

/s/ Jeff Abbey
Jeff Abbey
President and CEO

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